Exhibit (a)(5)(E)

ATC Contact: Adam Smith

Vice President, Investor Relations

Telephone: (617) 375-7500

AMERICAN TOWER COMMENCES CASH TENDER OFFER FOR ALL OUTSTANDING SHARES OF CORESITE

Boston, Massachusetts– November 29, 2021 – American Tower Corporation (NYSE: AMT) (“American Tower”) today announced the commencement of the tender offer by its wholly owned indirect subsidiary, Appleseed Merger Sub LLC, for all outstanding shares of the common stock of CoreSite Realty Corporation (NYSE: COR) (“CoreSite”) at a price of $170.00 per share in cash. The tender offer is being made in connection with the Agreement and Plan of Merger announced by American Tower and CoreSite on November 15, 2021.

On November 29, 2021 (Eastern Time), American Tower filed with the U.S. Securities and Exchange Commission (SEC) a tender offer statement on Schedule TO, which sets forth the terms of the tender offer. Additionally, CoreSite filed with the SEC a solicitation/recommendation statement on Schedule 14D-9 that includes the recommendation of the CoreSite board of directors that CoreSite stockholders accept the tender offer and tender their shares.

The tender offer is scheduled to expire one minute after 11:59 p.m. (Eastern Time) on Monday, December 27, 2021, unless extended. Consummation of the tender offer is subject to customary terms and conditions, including the tender of a number of shares of common stock of CoreSite which, together with all shares of common stock (if any) beneficially owned by American Tower Investments LLC or its subsidiaries, represents at least a majority of the outstanding shares of common stock of CoreSite at the time the offer expires. A successful consummation of the tender offer will be followed by a merger to acquire any untendered shares of CoreSite for the same price payable in the tender offer.

Copies of the Offer to Purchase, the related letter of transmittal and other materials related to the tender offer may be obtained for free from the Information Agent, Innisfree M&A Incorporated. Stockholders may call toll-free at (877) 717-3904, and for banks and brokerage firms at (212) 750-5833. The Depositary for the tender offer is American Stock Transfer & Trust Company, LLC.

About American Tower

American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of approximately 219,000 communications sites. For more information about American Tower, please visit the “Earnings Materials” and “Investor Presentations” sections of our investor relations website at www.americantower.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements about future events and expectations, or “forward-looking statements,” all of which are inherently uncertain. We have based these forward-looking statements on management’s current expectations and assumptions and not on historical facts. When we use words such as “projects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “expects,” “forecasts,” “should,” “would,” “could,” “may” or similar expressions, we are making forward-looking statements. Examples of these statements include, but are not limited to, statements regarding the proposed closing of the transaction described above, American Tower’s ability to successfully integrate the assets it acquires or utilize such assets to their full capacity, including the integration of CoreSite following the consummation of the transaction described above, expected financial projections for the real estate portfolio and the impact on American Tower’s consolidated results, the expected consideration and the expected sources of funds to finance the transaction described above and the intention to finance the transaction consistent with maintaining American Tower’s investment grade credit rating. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including but not limited to the ability of the parties to consummate the proposed transaction, uncertainties as to the timing of the tender offer and merger, uncertainties as to how many of CoreSite’s stockholders will tender their stock in the offer, the possibility that competing offers will be made, the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the proposed transaction, the effects of the transaction on relationships with employees, other business partners or governmental entities, the difficulty of predicting the timing or outcome of regulatory approvals or actions and the ability of American Tower to realize the benefits it expects from the transaction. For additional important factors that may cause actual results to differ materially from those indicated in these forward-looking statements, we refer you to the information contained in Item 1A of American Tower’s and CoreSite’s annual reports on Forms 10-K for the year ended December 31, 2020, each under the caption “Risk Factors” and in other periodic filings American Tower and CoreSite make with the Securities and Exchange Commission (the “SEC”), including current reports on Form 8-K and quarterly reports on Form 10-Q, as well as the Schedule TO and related tender offer documents to be filed by American Tower and the Schedule 14D-9 to be filed by CoreSite.

You should keep in mind that any forward-looking statement we make in this press release speaks only as of the date on which we make it. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. American Tower does not undertake any obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances except as may be required by law.

Additional Information and Where to Find It

This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of CoreSite nor is it a substitute for any tender offer materials that American Tower, Appleseed Merger Sub LLC, Appleseed Holdco LLC or CoreSite have filed with the SEC. A solicitation and an offer to buy shares of CoreSite is made only pursuant to the offer to purchase and related materials that American Tower filed with the SEC. American Tower has filed a Tender Offer Statement on Schedule TO with the SEC, and CoreSite has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. CORESITE’S STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT BECAUSE THEY CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be sent to all stockholders of CoreSite at no expense to them. The Tender Offer Statement and the Solicitation/Recommendation Statement are available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting American Tower or CoreSite. Copies of the documents filed with the SEC by American Tower are available free of charge under the “Investor Relations” section of American Tower’s website at www.americantower.com. Copies of the documents filed with the SEC by CoreSite are available free of charge under the “Investors” section of CoreSite’s website at www.coresite.com.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, American Tower and CoreSite file annual, quarterly and current reports, proxy statements and other information with the SEC. American Tower’s and CoreSite’s filings with the SEC are also available for free to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.